Exhibit 10.1

MILESTONE PAYMENT AGREEMENT

This MILESTONE PAYMENT AGREEMENT (this “Agreement”), dated as of September 24, 2025, is entered into by and among HARROW, INC., a Delaware corporation (“Harrow”) and Donald Bradford Osborne, solely in his capacity as representative of the former stockholders of Melt Pharmaceuticals, Inc. (“Stockholder Representative”). Capitalized terms used but not defined in this Agreement will have the meanings assigned to them in the Merger Agreement (as defined below).

Article I

DEFINITIONS

Section 1.1 Defined Terms. For purposes of this Agreement:

“Annual Net Sales” means Net Sales occurring From January 1 through December 31 of any calendar year.

“Melt Business” means business of Melt as currently conducted and as proposed to be conducted.

“Commercially Reasonable Efforts” means the efforts, expertise and resources normally used by a pharmaceutical company of similar size and resources with respect to a product of similar market potential, profitability and stage of development.

“Consideration Shares” has the meaning set forth on Schedule A hereto.

“FDA Approval” means, with respect to any Melt Product, receipt of any regulatory approval, licensure or authorization granted by the FDA permitting commercial marketing or selling of such Melt Product in the United States for any purpose in any medical field.

“Merger Agreement” means the Agreement and Plan of Merger, dated as of September 24, 2025, by and among Harrow, Harrow Acquisition Sub, Inc., Melt Pharmaceuticals, Inc., and the Stockholder Representative.

“Milestones” means the Regulatory Milestones and the Commercial Milestones (each as defined below).

“Milestone Payments” means the Regulatory Milestone Payments and Commercial Milestone Payments.

“Net Sales” for all purposes under this Agreement shall be accounted for in accordance with standard accounting practices, as practiced by Harrow, its Affiliates, or its respective sublicensees in the relevant country in the Territory (e.g., GAAP), but in any event consistent with Harrow’s revenue recognition policy. Net Sales will also include royalties and any other revenues or profit distributions received by Harrow related to a Melt Product.

Notwithstanding the foregoing, (i) dispositions of any product by Harrow to its Affiliates or by Harrow or its Affiliates to its respective sublicensees, in each case, for resale shall not be considered to be a sale for purposes of the definition of Net Sales hereunder unless such Affiliate end customer or sublicensee end customer is the last person in the distribution chain of the product, and (ii) any royalties or other payments made to Harrow’s Affiliates shall not be deducted when determining the amount of Net Sales. In any event, any amounts received or invoiced by Harrow, its Affiliates, or its sublicensees shall be accounted for only once. For purposes of determining Net Sales, a product shall be deemed to be sold when recorded as a sale by Harrow, its Affiliates or its respective sublicensees in accordance with the applicable accounting standards. For clarity, a particular deduction may only be accounted for once in the calculation of Net Sales. Net Sales shall exclude any samples of product transferred or disposed of at no expense for promotional or educational purposes.

“Payment Amount” means the Regulatory Milestone Payments and the Commercial Milestone Payments payable upon achievement of each applicable Milestone, as set forth on Schedule A.

“Payment Period” means the period beginning on the Closing Date and ending on June 30, 2036.

Article II
MILESTONE PAYMENTS

Section 2.1 Regulatory Milestones.

(a) Harrow shall pay Paying Agent, for further disbursement to the Melt Common Stockholders (other than Harrow and Merger Sub) and the holders of Melt Options, Melt Warrants and Melt RSU’s (subject to Section 3.2 of the Merger Agreement), the amounts set forth on Schedule A (each a “Regulatory Milestone Payment”) upon the achievement of each regulatory Milestone event set forth on and in accordance with Schedule A (e.g., FDA Approval, J-Code (or similar designation) assignment) (each a “Regulatory Milestone”).

(b) Each Regulatory Milestone Payment shall be payable only once upon the achievement of the applicable Regulatory Milestone.

(c) Each Regulatory Milestone must be achieved on or before December 31, 2035.

Section 2.2 Commercial Milestones.

(a) Harrow shall pay or issue (as applicable) to the Paying Agent, for further disbursement to the Melt Common Stockholders (other than Harrow and Merger Sub) and the holders of Melt Options Melt Warrants and Melt RSUs (subject to Section 3.2 of the Merger Agreement), the amounts or the shares (as appliable) set forth on Schedule A (each a “Commercial Milestone Payment”) upon achievement of the specified Annual Net Sales of Melt Products thresholds set forth on and in accordance with Schedule A (each a “Commercial Milestone”).

(b) Each Commercial Milestone will be deemed achieved in the calendar year in which Annual Net Sales equal or exceed the applicable Commercial Milestone threshold.

(c) Each Commercial Milestone Payment will be payable only once, and any subsequent achievement of the same Commercial Milestones in later calendar years shall not trigger an additional Commercial Milestone Payment.

(d) Each Commercial Milestone must be achieved on or before December 31, 2035.

(e) For the avoidance of doubt, in the event more than one (1) Commercial Milestones are achieved in the same calendar year, Harrow shall make in such calendar year the applicable Commercial Milestone Payments for each such Commercial Milestone.

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Section 2.3 Timing of Payments.

(a) Harrow shall pay the applicable Regulatory Milestone Payment for the achievement of a Regulatory Milestone within seventy-five (75) days after the achievement of such Regulatory Milestone.

(b) Harrow shall pay the applicable Commercial Milestone Payment for the achievement of a Commercial Milestone within seventy-five (75) days after the end of the calendar year in which such Commercial Milestone is achieved.

(c) Each Milestone Payment is intended to be a separate “payment” for purposes of Section 409A of the Code and, to the greatest extent possible, to constitute payments within the “short-term deferral” period following the lapse of a “substantial risk of forfeiture” (as such terms are defined for purposes of Section 409A of the Code) or to otherwise be paid in compliance with or under an alternative exemption from Section 409A of the Code. To the extent this Agreement (and any definitions hereunder), or any Milestone Payments hereunder, are not exempt, they shall be construed in a manner that complies with Section 409A of the Code, including by reason of satisfying the “transaction-based compensation” provisions thereunder, including the five-year post-closing payment limitation therein, unless otherwise permissible under Section 409A of the Code, and shall incorporate by reference all required definitions and payment terms.

Article III
EFFORTS; REPORTING; AUDITS

Section 3.1 Efforts.

Harrow shall use Commercially Reasonable Efforts to pursue the development, regulatory approval and commercialization of MELT-300, including J-Code (or similar any other similar designation) is issued by the Center for Medicare & Medicaid Services (CMS) for MELT-300. Harrow will retain sole control over all strategic, regulatory and commercial decisions relating to MELT-300, subject only to its obligation to use Commercially Reasonable Efforts and its payment obligations hereunder.

Section 3.2 Reports.

(a) As soon as reasonably practicable following the achievement of any Regulatory Milestone (and in any event no later than five (5) Business Days) after the date on which the Milestone is achieved, Harrow shall deliver (or cause to be delivered) to the Stockholders Representative a written notice indicating which Milestone has been achieved (or indicating that both Regulatory Milestones were achieved).

(b) Harrow shall provide Stockholder Representative with written report (including all supporting documents) within forty-five (45) days following the end of Harrow’s fiscal year summarizing Annual Net Sales of Melt Products (“Net Sale Statements”).

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Section 3.3 Audit Rights.

(a) Stockholder Representative will have the right, at its own expense, to cause an independent nationally recognized accounting firm to audit Harrow’s Annual Net Sales of Melt Products reports no more than twice in the immediately previous twelve (12) month period. Harrow shall permit, and shall cause its Affiliates to permit, the such accounting firm to have access at reasonable times during normal business hours, to Harrow’s and its Affiliates’ (including the Surviving Corporation’s) books and records to verify the accuracy of the applicable Net Sales Statements for the most recently completed calendar year to determine whether the applicable Commercial Milestone Payments should have been made in respect of such calendar years and the figures underlying the calculations set forth therein. Harrow shall, and shall cause its Subsidiaries (including the Surviving Corporation), to reasonably cooperate with each such audit. The accounting firm shall prepare a report based on each such audit (any such report, an “Audit Report”), a copy of which shall be sent or otherwise provided to the Stockholder Representative and Harrow at the same time he opinion of the Accounting Firm provided in an Audit Report shall be final, conclusive and binding on Harrow and the Stockholders Representative.

(b) If such audit reveals an underpayment Harrow, shall promptly pay the deficiency, and, if such deficiency is greater than ten percent (10%), also reimburse Stockholder Representative for its reasonable out-of-pocket audit costs in connection with the audit.

Article IV
CHANGE OF CONTROL

Section 4.1 Assumption.

In the event of a Change of Control of Harrow or a sale of all or substantially all of the assets of Harrow relating to MELT-300, the successor or purchaser in such Change of Control or asset sale transaction (the “Successor”), any potential Successor shall be required by Harrow to agree in writing to assume and be bound by all terms and conditions of this Milestone Agreement as a condition to its transaction with Harrow. The failure of any such potential Successor to so agree and assume will cause all Regulatory and Commercial Milestone Payments hereunder to accelerate and become fully due and payable immediately prior to the consummation of any such Change of Control or sale of MELT-300 assets transaction.

Section 4.2 Optional Acceleration.

Harrow may, at its option, prepay in full all unpaid Milestone Payments at their stated Payment Amounts, in which case no further Milestone Payments will be due under this Agreement.

Article V
DISPUTE RESOLUTION.

Section 5.1 Governing Law; Jurisdiction; Waiver of Jury Trial.

(a) This Agreement shall be governed, and all claims or causes of action arising out of or relating to this Agreement shall be resolved, in accordance with Section 10.4 (Governing Law; Jurisdiction) and Section 10.8 (Waiver of Jury Trial) of the Merger Agreement; provided that, if consented to by the Stockholder Representative in writing, any dispute regarding whether a Milestone has been achieved, or regarding the calculation of Annual Net Sales and/or any Milestone Payment, shall be submitted to an independent expert mutually agreed upon by Harrow and Stockholder Representative (such as a regulatory consultant for FDA matters, or a nationally recognized accounting firm for sales matters). The determination of such expert selected in accordance with this Section 5.1 shall be final, binding and non-appealable.

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(f) If Harrow, on the one hand, or Stockholders Representative, on the other hand, initiate any Legal Proceeding against the other, involving this Agreement, the prevailing party (as determined by the applicable court) in such Legal Proceeding shall be entitled to receive reimbursement from the non-prevailing party for all reasonable attorneys’ fees, experts’ fees, and other costs and expenses incurred by the prevailing party in respect of such Legal Proceeding, including any and all appeals thereof, and such reimbursement shall be included in judgment or final order issued in such Legal Proceeding.

Article VI
MISCELLANEOUS

Section 6.1 Notices.

Notices under this Agreement shall be given in the manner specified in Section 10.6 of the Merger Agreement.

Section 6.2 Entire Agreement.

(a) This Agreement (including any Schedules and Exhibits hereto), the Merger Agreement and the other agreements and instruments contemplated hereby constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements, negotiations, term sheets, letters of intent and understandings, whether written or oral, among the parties with respect thereto.

(b) Each party hereby acknowledges and agrees that it is not relying upon any representation, warranty, statement or promise not expressly set forth in this Agreement, the Merger Agreement, the Disclosure Schedules or the other Transaction Documents.

Section 6.3 Amendments.

(a) Any provision of this Agreement may be amended, modified, supplemented or waived prior to the Effective Time if, but only if, such amendment, modification, supplement or waiver is in writing and is signed, in the case of an amendment, modification or supplement by each party to this Agreement (or their respective boards of directors, if required) or, in the case of a waiver, by each party against whom the waiver is to be effective (or its board of directors, if required); provided, however, that following the Effective Time, this Agreement may not be amended, modified or supplemented.

(b) No failure or delay by any party in exercising any right, power or privilege under this Agreement shall operate as a waiver thereof.

Section 6.4 Assignment. This Agreement may not be assigned by any party (whether by operation of law or otherwise) without the prior written consent of the other party; provided, however, that Harrow may assign all or any of its rights and obligations under this Agreement to one or more of its Affiliates or in connection with the sale of substantially all of its assets or business (including, for the avoidance of doubt, any Change of Control if deemed an assignment under applicable Law) without the prior written consent of Stockholder Representative so long as Harrow requires any successor to agree in writing to assume and be bound by all terms and conditions of this Milestone Agreement. Any attempted assignment in violation of this Section 6.4 will be null and void. Subject to the foregoing, this Agreement will be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns; provided that no such assignment shall relieve the assigning party of its obligations hereunder.

Section 6.5 Counterparts.

This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Delivery of an executed counterpart of this Agreement by electronic means, including by .pdf, DocuSign or other electronic signature technology, shall be deemed as effective as delivery of an original executed counterpart.

[Signature page follows]

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IN WITNESS WHEREOF, each party hereto has executed this Agreement as of the day and year first written above.

HARROW, INC.,
a Delaware corporation

By:	/s/ Mark L. Baum
Name:	Mark L. Baum
Title:	Chairman and Chief Executive Officer

STOCKHOLDER REPRESENTATIVE

/s/ D. Bradford Osborne
Donald Bradford Osborne

SCHEDULE A – MILESTONES

REGULATORY MILESTONES PAYABLE BY HARROW:

1.	If MELT-300 has received FDA Approval, then Harrow shall, by wire of immediately available funds, pay to the Paying Agent, for further disbursement to the Melt Common Stockholders, an aggregate of $87,167,940, with a Per Share Contingent Milestone Payment Amount of $10.00*.

2.	If pass-through status is awarded and J-Code (or similar any other similar designation) is issued by the Center for Medicare & Medicaid Services (CMS) for MELT-300, then Harrow shall issue to the Melt Common Stockholders, a pro rata portion (in proportion of their ownership of the Melt Common Stock as of the Effective Time) of the shares in Harrow common stock, par value $0.001 per share, having an aggregate value of $47,942,367 (with a Per Share Contingent Milestone Payment Amount of $5.50*) calculated based on an amount equal to $43.13 per share of Harrow common stock (“Consideration Shares”), which Consideration Shares shall be registered for resale at the time of issuance pursuant to a registrations statement filed by Harrow with the U.S. Securities and Exchange Commission. Any fractional shares resulting from such actions will be rounded up to the nearest whole share. For the avoidance of doubt, each of Melt and Harrow agree and acknowledge that the Melt Common Stockholder’s right to receive Consideration Shares: (i) is an integral part of the Merger Consideration, (ii) does not represent any ownership or equity interest in Harrow and does not carry any voting or dividend rights, (iii) does not bear a stated rate of interest, (iii) is not transferrable (except by operation of law), and (iv) will not be evidenced by any form of certificate or instrument. For the avoidance of doubt the aggregate number Consideration Shares will be determined at Closing and not impacted by any future increase or decrease in the value of Harrow common stock.

COMMERCIAL MILESTONES PAYABLE BY HARROW:

	At Annual Net Sales of Melt Products:	Per Share Contingent Milestone Payment Amount*	Aggregate Contingent Milestone Payment Amount
Commercial Milestones	$100,000,000	$1.15	$10,024,313.10
	$250,000,000	$2.87	$25,017,198.78
	$500,000,000	$5.74	$50,034,397.56
	$750,000,000	$8.60	$74,964,428.40
	$1,000,000,000	$11.47	$99,981,627.18

*The Per Share Contingent Milestone Payment Amount is calculated as the aggregate amount for the applicable Milestone divided by the Fully-Diluted Common Shares (defined below):

“Fully-Diluted Common Shares” means the aggregate number of shares of Melt Common Stock as of the Agreement Date, including the shares of Melt Preferred Stock converted to Melt Common Stock pursuant to Section 3.1(d), plus (a) the number of Melt Option Payment Rights in respect of all Melt Options calculated pursuant to Section 3.2(a) of the Merger Agreement, plus (b) the number of Melt Warrant Payment Rights in respect of Melt Warrants calculated pursuant to Section 3.2(b) of the Merger Agreement, plus (c) the number of Melt RSU Payment Rights in respect of Melt RSUs calculated pursuant to Section 3.2(c).